Exhibit 99.1
Contact:
Investors:
Kelsey Doherty
McAfee, Inc.
(646) 728-1494 kelsey_doherty@mcafee.com
Media:
Siobhan MacDermott
McAfee, Inc.
(415) 299-2945
siobhan_macdermott@mcafee.com
MCAFEE, INC. OBTAINS NEW YORK STOCK EXCHANGE LISTING EXTENSION
     SANTA CLARA, Calif., Sept. 18, 2007 — McAfee, Inc. (NYSE: MFE) today announced that it has received an extension for continued listing and trading on the New York Stock Exchange (the “NYSE”). The extension, which is subject to reassessment by the NYSE on an ongoing basis, provides the Company until December 31, 2007 to file its 2006 Annual Report on Form 10-K for its fiscal year ending December 31, 2006 with the Securities and Exchange Commission.
     As previously announced, the Company is in the process of finalizing the work to restate its historical financial statements to record additional non-cash charges associated with past stock option grants and to reflect the related tax impact for stock-based compensation expense over a 10-year period. McAfee believes this restatement is likely to result in aggregate non-cash charges in the range of $100 million to $150 million. In addition, McAfee expects the restatement to include other adjustments to certain balance sheet and income statement accounts that will affect its previously reported results.
About McAfee Inc.
McAfee, Inc. is the leading dedicated security technology company. Headquartered in Santa Clara, California, McAfee delivers proactive and proven solutions and services that secure systems and networks around the world. With its security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security.  http://www.mcafee.com.
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McAfee is a registered trademark of McAfee, Inc. McAfee Red in connection with security is distinctive of McAfee-brand products. All other registered and unregistered trademarks herein are the sole property of their respective owners. ©2007 McAfee, Inc. All Rights Reserved. SOURCE McAfee Inc.
This press release contains forward-looking statements including those statements made regarding the expected non-cash charges for stock-based compensation, related tax effects and adjustments to be recorded as a result of the restatement of our historical financial statements, and the timing of our filing of our restated financial results and related period reports. Actual results may differ materially and adversely from those expressed in any forward-looking statement and the expected results may not occur. In particular, McAfee will be required to make adjustments to its financial results previously reported for prior periods as a result of its investigation into its stock option granting practices and the restatement. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those discussed in McAfee’s annual report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q, as well as those discussed in the “Forward Looking Statements” section of the Company’s most current earnings release.